Conformed



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (date of earliest event reported) March 2, 1998


                             Beneficial Corporation
             (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                    No Change
         (Former name or former address, if changed since last report)





    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation, issued on March 2, 1998:




           BENEFICIAL CORPORATION CLOSES SALE OF CANADIAN SUBSIDIARY

    WILMINGTON, Del. - Beneficial Corporation today announced it has finalized the previously announced sale of its Canadian subsidiary, Beneficial Canada Holdings Inc., to Associates Capital Corporation of Canada, a subsidiary of Associates First Capital Corporation. Although terms of the agreement were not disclosed, Beneficial Corporation will record a net aftertax gain of more than $100 million in the first quarter.

    Beneficial Canada has 105 offices and C$1.1 billion in net receivables.

    Beneficial Corporation announced last October that, as a result of a recent strategic review, it would sell its Canadian and German consumer finance subsidiaries and focus on its core U.S. consumer financial services businesses, including consumer finance, related credit insurance, private-label credit card, and its highly profitable United Kingdom and Irish operations. In February, the Company announced that its Board of Directors authorized the Company's management and its financial advisors, Goldman Sachs and Merrill Lynch, to evaluate the full range of tactical and strategic alternatives to enhance shareholder value, including, among other things, continuing to pursue or modify the current strategy, a merger or other business combination or strategic alliance with another entity, or the sale of the Company.

    Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer finance, credit-card, banking and insurance operations located throughout the United States, the United Kingdom, Ireland and Germany.




                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BENEFICIAL CORPORATION
                                            (Registrant)


                                  By /s/ Samuel F. McMillan
                                     Samuel F. McMillan
                                     Senior Vice President
                                       and Treasurer

    Dated:  March 3, 1998